Exhibit 21
CNB FINANCIAL CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization
CNB Bank	Banking Association
Chartered in Pennsylvania
Incorporated in Pennsylvania
CNB Securities Corporation	Investment Holding Company
Incorporated in Delaware
Holiday Financial Services Corporation	Consumer Loan Company
Incorporated in Pennsylvania
CNB Insurance Agency, Inc.	Insurance and Annuity Agency
Incorporated in Pennsylvania
CNB Risk Management, Inc.	Captive Insurance Company
Incorporated in Delaware